Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces the Retirement of Neill A. Currie and Appointment of

Kevin J. O’Donnell as Chief Executive Officer and Director

PEMBROKE, Bermuda - (BUSINESS WIRE) - May 15, 2013 - RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that effective July 1, 2013, Neill Currie will retire and Kevin O’Donnell will succeed him as Chief Executive Officer and join the Board of Directors of the Company. As part of the transition, Mr. Currie will continue in an advisory capacity to the Company through the conclusion of his contract in February 2014.

Ralph Levy, Chairman of the Company’s Board of Directors, commented: “The Board gives Kevin our full support in his new role as CEO. He has already proven himself as an outstanding leader at RenaissanceRe and in the market. Kevin is both ready to assume his new responsibilities, and the right person for the position.

“The entire Board would like to thank Neill for his countless contributions to RenaissanceRe’s success. As a co-founder in 1993, and as CEO since 2005, Neill has worked tirelessly to build RenaissanceRe into a global leader in our industry. The foundations he has laid have served us in good stead for twenty years, and they will remain as the backbone of our continued success.”

Mr. O’Donnell commented: “I am excited and honored to become RenaissanceRe’s CEO and I want to thank Neill, the Board, and our leadership team and staff for their support. After seventeen years with RenaissanceRe, I know we have the best team in the business, and I look forward to leading the firm.

“Working with Neill has been a pleasure and I wish him the very best in his retirement. Neill’s passion for building a strong company culture and delivering superior customer service have become hallmarks of RenaissanceRe. We will ensure that this legacy continues.”

Mr. Currie commented: “I have absolute confidence that Kevin and his executive team will continue to build long-term value in RenaissanceRe. It is an exciting time as we celebrate our 20th anniversary, and I am both proud and humbled to retire during a period of success and positive change for the Company. The RenaissanceRe team will continue to provide our valued clients and partners with superior customer service and results in the years to come.”

Mr. O’Donnell joined RenaissanceRe in 1996 as an International and Ceded Reinsurance underwriter and has served in positions of increasing leadership since that time. Mr. O’Donnell previously served as President of RenaissanceRe Holdings Ltd. since 2012, Global Chief Underwriting Officer since 2010 and President of Renaissance Reinsurance Ltd. since 2005. In his various roles, Mr. O’Donnell has managed all of the Company’s reinsurance operations, had responsibility for direct insurance operations, including at Lloyd’s, and supervised all assumed risk across the enterprise, including the Company’s ventures unit. He holds a Bachelor of Arts degree in Economics from Hamilton College and an M.B.A. from New York University’s Stern School of Business.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two reputable segments: (i) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures managed by the Company’s ventures unit, and (ii) Lloyd’s, which includes reinsurance and insurance business written through Syndicate 1458.

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Investors:	Media:
RenaissanceRe Holdings Ltd. Rohan Pai, 441-295-4513	Kekst and Company Peter Hill or Dawn Dover, 212-521-4800